EXHIBIT 9


               AGREEMENT REGARDING JOINT INSURED BOND


     AGREEMENT made as of the 12th day of December, 1994,  among New
York Venture Fund, Inc. ("NYVF"), Venture Income (+) Plus, Inc. ("VIP"), Venture Muni (+) Plus, Inc. ("VMP"), Retirement Planning Funds of America, Inc. ("RPFA"), Selected American Shares, Inc. ("SAS"), Selected Special Shares, Inc. ("SSS"), Selected Capital Preservation Trust ("SCPT") and Venture Worldwide Series, Inc. (VWS). NYVF, VIP, VMP, RPFA and VWS are sometimes herein referred to collectively as the "Venture Funds" and SAS, SSS and SCPT are sometimes herein referred to collectively as the "Selected Funds". The Venture Funds and the Selected Funds are investment companies registered under the Investment Company Act of 1940 ("Act") and are sometimes herein referred to individually as an "Insured" and collectively as the "Insureds."

                           WITNESSETH:

     WHEREAS, the Venture Funds and the Selected Funds are insured under an Investment Company Blanket Bond No. 8700611101B issued by
ICI Mutual Insurance Company (the "Bond") in order to comply with Rule 17g-1 under the Act with respect to the bonding of officers and employees of registered investment companies; and

     WHEREAS, VWS would like to participate under such Bond in order to likewise comply with Rule 17g-1; and

     WHEREAS, the Boards of Directors and Trustees of each of the Venture Funds, the Selected Funds and VWS have adopted resolutions authorizing joint fidelity bond coverage among all such Funds under the Bond and such Funds now desire to establish their respective rights under the Bond.

                  NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

     1. In the event that any recovery is received under the Bond as a result of a loss sustained by more than one Insured under the Bond, each Insured sustaining such loss shall receive an equitable and proportionate share of the recovery, but each Insured's recovery shall at least equal the amount that such Insured would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d) (1) of said Rule 17g-1. Any Insured which, under the terms of the Bond, is authorized to make, adjust, receive and enforce payment of claims
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thereunder for any other Insured (a) agrees that it shall promptly make, adjust, receive and enforce payment of the other Insured's claims under the Bond upon notification by the other Insured that such other Insured has a claim under the Bond, and (b) agrees that it shall remit any such payments in a manner that assures that each Insured shall receive its proper share of any joint payment under the Bond as set forth in this Agreement.

     2. This Agreement shall be binding upon and shall inure to the benefit of any successor of an Insured or any entity into which any of the Insured may be merged or with which any of the Insureds may be consolidated.

     3. Each Insured shall pay that proportion of each premium for the Bond which is approved by the directors or trustees of such Insured. In the event that any additional person or entity is named as an Insured under the Bond and becomes an Insured under this Agreement, the portion of premiums paid by each Insured shall be reapportioned to take into account such new Insured.

     4. If the Bond limits are increased or any other modifications are made in the Bond at the direction of the Board of Directors or Board of Trustees of the Insureds which require the payment of an additional premium at any time other than as of the regular premium date of the Bond, such increase shall be shared proportionately by the Insureds in the manner described above.

     5. Any investment company registered under the Act for which Selected/Venture Advisers, L.P., or any company controlling, controlled by or with which Selected/Venture Advisers, L.P. is under common control, shall act as manager, investment adviser or principal underwriter, may hereafter join in this Agreement and be a party hereto upon:

       (i)  being listed as a named Insured under the Bond, and

      (ii) executing and delivering a letter to the other named Insureds
under the Bond agreeing to be         a party to this Agreement.

     6. This Agreement shall take effect on February 1, 1995, and shall supersede and replace (a) the Agreement of February 1, 1994.

     7. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and which collectively shall be deemed to be one document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.
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NEW YORK VENTURE FUND, INC.                      SELECTED AMERICAN SHARES, INC.
By________________________________________       By____________________________
Martin H. Proyect, Chairman                      Martin H. Proyect, Chief
                                                 Executive Officer

Attest:                                          Attest:


By________________________________________       By__________________________
Raymond O. Padilla, Secretary                    Louis R. Proyect, Secretary


VENTURE INCOME (+) PLUS, INC.                    SELECTED SPECIAL SHARES, INC.

By________________________________________       By____________________________
Martin H. Proyect, Chairman                      Martin H. Proyect, Chief
                                                 Executive Officer

Attest:                                          Attest:


By________________________________________       By____________________________
Raymond O. Padilla, Secretary                    Louis R. Proyect, Secretary


VENTURE MUNI (+) PLUS, INC.                SELECTED CAPITAL PRESERVATION TRUST

By________________________________________       By___________________________
Martin H. Proyect, Chairman                      Martin H. Proyect, Chief
                                                 Executive Officer

Attest:                                          Attest:


By________________________________________       By____________________________
Raymond O. Padilla, Secretary                    Louis R. Proyect, Secretary


RETIREMENT PLANNING FUNDS                        VENTURE WORLDWIDE SERIES,
OF AMERICA, INC.                                 INC.

By________________________________________       By____________________________
Martin H. Proyect, Chairman                      Martin H. Proyect, Chairman

Attest:


By________________________________________       By____________________________
Raymond O. Padilla, Secretary                    Raymond O. Padilla,Secretar

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